Exhibit 99.1

NEWS

For Immediate Release

Contact:	(News Media)	Tony Zehnder +1.312.396.7086
	(Investors)	Scott Galovic +1.317.817.3228

CNO Financial Group extends and amends stockholder rights plan

Carmel, Ind., December 6, 2011 – CNO Financial Group, Inc. (NYSE: CNO) today announced that  its Board of Directors adopted an amended and restated stockholder rights plan that extends and amends the stockholder rights plan originally adopted on January 20, 2009 and subsequently approved by stockholders, which was scheduled to expire on January 20, 2012.

The rights plan is designed to protect stockholder value by preserving the value of certain tax assets primarily associated with tax net operating loss carryforwards under Section 382 of the Internal Revenue Code.  Section 382 would limit the value of those tax assets upon an “ownership change.”  The rights plan was originally adopted and is now being extended and amended to reduce the likelihood of this occurring by deterring the acquisition of common stock or other securities that could create an ownership change under Section 382.

In connection with the original adoption of the rights plan, one right was distributed for each share of CNO common stock outstanding as of the close of business on January 30, 2009 and one right was distributed with each share of CNO common stock that was issued after such date.  The amended rights plan provides, subject to certain exceptions, that if any person or group acquires 4.99% or more of the company’s outstanding common stock (or other securities that could cause an ownership change) without the approval of the Board of Directors, there would be a triggering event potentially resulting in significant dilution in the voting power and economic ownership of that person or group.  Existing stockholders who hold 4.99% or more of the company’s outstanding common stock as of the date of the amended rights plan will trigger a dilutive event only if they acquire additional shares that would increase their percentage ownership of CNO by more than 1% without prior approval from the Board of Directors.

“The amended and restated stockholder rights plan protects the interests of all stockholders from the possibility of losing substantial value through further limitations on the company’s ability to utilize its net operating loss carryforwards under Section 382,” said CNO Chief Executive Officer,  Ed Bonach.  “The rights plan, similar to those adopted by other publicly-held companies, is not intended for defensive or anti-takeover purposes, but to preserve stockholder value, and is in the best interests of CNO’s stockholders.”

As extended and amended, the rights plan will continue in effect until December 6, 2014, unless earlier terminated or redeemed by the Board of Directors. The company expects to submit the rights plan to a vote at the next annual meeting of stockholders in May 2012.  If stockholders do not approve the plan before the close of business on December 6, 2012, it will expire at such time.  CNO’s Audit Committee plans to the company’s NOL assets annually and will recommend amending or terminating the rights plan, if appropriate, based on its review.

A complete copy of the rights plan, including additional information regarding terms and conditions, will be included in a Current Report on Form 8-K to be filed by CNO with the Securities and Exchange Commission.

 About CNO

 CNO is a holding company.  Our insurance subsidiaries – principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company – serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.